THE MARCUS CORPORATION REPORTS FIRST QUARTER FISCAL 2013 RESULTS

Marcus Hotels continues to improve; challenging quarter for Marcus Theatres

Milwaukee, Wis., Sept. 20, 2012….. The Marcus Corporation (NYSE: MCS) today reported results for the first quarter ended August 30, 2012. The record revenues and improved operating income of Marcus® Hotels & Resorts did not offset reduced results for Marcus Theatres® compared to the division’s record first quarter last year.

First Quarter Fiscal 2013 Highlights

•	Total revenues for the first quarter of fiscal 2013 were $117,939,000, a 4.8% decrease from revenues of $123,907,000 for the first quarter of fiscal 2012.
•	Operating income was $20,455,000 for the first quarter of fiscal 2013, a 12.4% decrease from operating income of $23,348,000 for the same period in the prior year.
•	Net earnings were $10,679,000, or $0.37 per diluted common share, for the first quarter of fiscal 2013, a 14.4% decrease from net earnings of $12,477,000, or $0.42 per diluted common share, for the first quarter of fiscal 2012.

“Last year’s first quarter included the busy Memorial Day weekend, which we did not have during this year’s first quarter. This timing affected both divisions, but had a much greater impact on Marcus Theatres,” said Gregory S. Marcus, president and chief executive officer of The Marcus Corporation.

Marcus® Hotels & Resorts

Marcus Hotels & Resorts continued to build momentum, with a 3.7% increase in revenue per available room (RevPAR) contributing to record revenues for the division in the first quarter of fiscal 2013. The majority of the increase was due to continued improvement in the average daily rate, a sign of the lodging industry’s ongoing recovery. Operating income for Marcus Hotels was up 10.2% in the first quarter compared to the prior year.

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“Last week, we announced an agreement to purchase the Cornhusker Hotel and Office Plaza in downtown Lincoln, Neb. This is the first transaction sourced by MCS Capital, our new hotel investment business. Marcus Hotels will be the majority owner of a joint venture with a fund affiliate of LEM Capital of Philadelphia. We are currently managing the property and upon completion of the transaction, we plan to begin a major renovation of the hotel and affiliate it with Marriott International,” said Marcus.

“We believe we have the experience and comprehensive portfolio of services that hotel owners and developers are looking for. We have a number of potential growth opportunities in the pipeline and hope to announce more details in the near future,” added Marcus.

Marcus noted that the restoration of the Monarch Room lobby lounge at the Hilton Milwaukee was completed during the first quarter. The design is reminiscent of the classic, old-school lobby cocktail lounge, with added amenities such as spacious seating, workstations and a media center that appeal to today’s travelers. “The Monarch Room looks spectacular and has completely changed the dynamic of the lobby. Its transformation is one of the final phases of a multi-million-dollar renovation of the hotel’s guest rooms, lobby area, public spaces, fitness center and technology infrastructure,” he said.

Marcus Theatres®

“In addition to the lack of the typically strong Memorial Day weekend box office, the first quarter results for Marcus Theatres were impacted by a weaker slate of films and strong television viewership of the Olympics during the quarter. We also had a difficult comparison against last year’s record first quarter, which was led by the final installment of the tremendously successful Harry Potter series,” said Marcus.

“The top five films for the first quarter were The Dark Knight Rises, Brave (3D), Ted, The Amazing Spider-Man (3D) and Madagascar 3 (3D),” said Bruce J. Olson, senior vice president of The Marcus Corporation and president of Marcus Theatres. “Unfortunately, the next tier of films did not perform as well as last year’s counterparts and the August film performance was particularly disappointing."

“September is historically the weakest month of the year for movie theatres, but the upcoming fall line-up has several promising films. Potential hits on the October film schedule include Disney’s Frankenweenie (3D), Taken 2 and Paranormal Activity 4. The traditionally strong holiday season kicks off in November, with highly anticipated films including Wreck-It Ralph, the next James Bond film Skyfall, The Twilight Saga: Breaking Dawn – Part 2, Life of Pi (3D) and Rise of the Guardians (3D),” said Olson.

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He noted that the company’s third full-service Zaffiro’s Pizzeria & Bar located at the Ridge Cinema in New Berlin, Wis. has been well received since its opening in early August. The division also opened its 14th UltraScreen® auditorium adjacent to its 10-screen Duluth Cinema in Duluth, Minn. during the first quarter.

Summary

“Our debt-to-total capitalization ratio was 36% at the end of the first quarter and we repurchased 97,000 shares of our common stock during the quarter. With our strong balance sheet and cash flow, we believe that when timing and market conditions are appropriate, we are able to repurchase shares to enhance shareholder value while at the same time continuing to invest in our businesses to facilitate our growth,” added Marcus.

Conference Call and Webcast

Marcus Corporation management will host a conference call today, September 20, 2012, at 10:00 a.m. Central/11:00 a.m. Eastern time to discuss the first quarter results. Interested parties can listen to the call live on the Internet through the investor relations section of the company’s Web site: www.marcuscorp.com, or by dialing 1-617-597-5361 and entering the passcode 75388276. Listeners should dial in to the call at least 5 - 10 minutes prior to the start of the call or should go to the Web site at least 15 minutes prior to the call to download and install any necessary audio software. The call will be available for telephone replay through Thursday, September 27, 2012, by dialing 1-888-286-8010 and entering the passcode 97177892. The Webcast of the conference call will be archived on the company’s Web site until its next earnings release.

About The Marcus Corporation

Headquartered in Milwaukee, Wisconsin, The Marcus Corporation is a leader in the lodging and entertainment industries, with significant company-owned real estate assets. The Marcus Corporation’s theatre division, Marcus Theatres®, currently owns or manages 695 screens at 56 locations in Wisconsin, Illinois, Iowa, Minnesota, Nebraska, North Dakota and Ohio. The company’s lodging division, Marcus® Hotels & Resorts, owns and/or manages 19 hotels, resorts and other properties in 10 states. For more information, please visit the company’s web site at www.marcuscorp.com.

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Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements include words such as we “believe,” “anticipate,” “expect” or words of similar import. Similarly, statements that describe our future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which may cause results to differ materially from those expected, including, but not limited to, the following: (1) the availability, in terms of both quantity and audience appeal, of motion pictures for our theatre division, as well as other industry dynamics such as the maintenance of a suitable window between the date such motion pictures are released in theatres and the date they are released to other distribution channels; (2) the effects of increasing depreciation expenses, reduced operating profits during major property renovations, and preopening and start-up costs due to the capital intensive nature of our businesses; (3) the effects of adverse economic conditions in our markets, particularly with respect to our hotels and resorts division; (4) the effects of adverse weather conditions, particularly during the winter in the Midwest and in our other markets; (5) the effects on our occupancy and room rates of the relative industry supply of available rooms at comparable lodging facilities in our markets; (6) the effects of competitive conditions in our markets; (7) our ability to identify properties to acquire, develop and/or manage and the continuing availability of funds for such development; and (8) the adverse impact on business and consumer spending on travel, leisure and entertainment resulting from terrorist attacks in the United States or incidents such as the recent tragedy in a movie theatre in Colorado. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

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THE MARCUS CORPORATION
Consolidated Statements of Earnings
(Unaudited)
(In thousands, except per share data)

	13 Weeks Ended
	August 30,	August 25,
	2012	2011

Revenues:
Theatre admissions	$38,478	$44,174
Rooms	29,964	28,918
Theatre concessions	20,979	22,869
Food and beverage	14,769	14,696
Other revenues	13,749	13,250
Total revenues	117,939	123,907

Costs and expenses:
Theatre operations	32,566	36,201
Rooms	9,857	9,411
Theatre concessions	5,557	5,537
Food and beverage	10,729	10,465
Advertising and marketing	6,405	5,855
Administrative	10,762	10,815
Depreciation and amortization	8,313	8,920
Rent	2,113	2,123
Property taxes	3,635	3,228
Other operating expenses	7,547	8,004
Total costs and expenses	97,484	100,559

Operating income	20,455	23,348

Other income (expense):
Investment income	24	144
Interest expense	(2,074)	(2,351)
Gain (loss) on disposition of property, equipment and other assets	22	(181)
Equity losses from unconsolidated joint ventures, net	(40)	(71)
	(2,068)	(2,459)

Earnings before income taxes	18,387	20,889
Income taxes	7,708	8,412
Net earnings	$10,679	$12,477

Net earnings per common share - diluted:	$0.37	$0.42

Weighted-average shares outstanding - diluted	28,964	29,669

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THE MARCUS CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)	(Audited)
	August 30,	May 31,
	2012	2012

Assets:

Cash and cash equivalents	$14,305	$12,402
Accounts and notes receivable	10,553	8,467
Refundable income taxes	-	2,950
Deferred income taxes	2,837	2,797
Other current assets	7,959	7,020
Property and equipment, net	610,534	614,645
Other assets	84,506	84,730

Total Assets	$730,694	$733,011

Liabilities and Shareholders' Equity:
Accounts and notes payable	$14,997	$18,945
Income taxes	4,330	-
Taxes other than income taxes	12,760	13,110
Other current liabilities	33,535	37,102
Current portion of capital lease obligation	4,287	4,189
Current maturities of long-term debt	92,927	97,918
Capital lease obligation	31,187	31,489
Long-term debt	106,091	106,276
Deferred income taxes	43,755	44,372
Deferred compensation and other	34,484	35,821
Shareholders' equity	352,341	343,789

Total Liabilities and Shareholders' Equity	$730,694	$733,011

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THE MARCUS CORPORATION
Business Segment Information
(Unaudited)
(In thousands)

	Theatres	Hotels/ Resorts	Corporate Items	Total

13 Weeks Ended August 30, 2012
Revenues	$62,352	$55,439	$148	$117,939
Operating income (loss)	13,278	10,233	(3,056)	20,455
Depreciation and amortization	4,210	3,976	127	8,313

13 Weeks Ended August 25, 2011
Revenues	$69,863	$53,898	$146	$123,907
Operating income (loss)	16,883	9,287	(2,822)	23,348
Depreciation and amortization	4,850	3,942	128	8,920

Corporate items include amounts not allocable to the business segments. Corporate revenues consist principally of rent and the corporate operating loss includes general corporate expenses. Corporate information technology costs and accounting shared services costs are allocated to the business segments based upon several factors, including actual usage and segment revenues.

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